Exhibit 99.1

Blue Ridge Bankshares, Inc. Announces First Quarter Earnings and Paycheck Protection Program Results

Charlottesville, Va., April 30, 2020 – Blue Ridge Bankshares, Inc. (the “Company”) (NYSE American: BRBS) announced today its first quarter 2020 net income of $841,000, or $0.15 earnings per share, compared to $1,282,000, or $0.38 per share, for the quarterly period ended March 31, 2019. The decline in quarterly earnings are primarily attributable to fair value adjustments in the mortgage division, the addition of personnel in retail mortgage, the integration of the LenderSelect Mortgage Group in January 2020, and the spillover of costs into 2020 for the acquisition of Virginia Community Bankshares, Inc. (“VCB”), which closed in December 2019 but was operationally integrated at the bank level on January 24, 2020.

“We entered 2020 looking forward to the full integration of the VCB acquisition and strong growth across all of our business lines, and particularly our noninterest income lines,” said Brian K. Plum, President and Chief Executive Officer. “The arrival of COVID-19 quickly changed many of those plans. We rotated focus and energy to the management of the current balance sheet and the mitigation of increased credit losses that are inevitable with an economic crisis of this magnitude. Our team proactively launched efforts to engage significant borrowers very early in the process, including a focus on tangential effects of any supply chain impacts in China. Energies originally designed for balance sheet growth were reallocated to intense borrower engagement and assistance.”

Plum continued “The emergence of the Paycheck Protection Program created an opportunity for us to provide significant and meaningful assistance to many of our borrowers and other relationships, and our team fully invested its energy into the success of this effort. We also leveraged the program and our team’s proactive and engaged approach to win numerous key relationships across our footprint.”

“We recognize that 2020 and 2021 will likely be difficult years in the financial services industry,” Plum added, “and we are committed to making the decisions required for us to be both successful today and in the future. We believe our focus in recent years on growing our noninterest income revenues will be particularly beneficial as the industry enters what is forecasted to be another prolonged period of historically low long-term interest rates. Ultimately all disruption creates significant opportunity, and we are absolutely committed to realizing the opportunities tomorrow brings by making the right decisions today.”

Paycheck Protection Program (“PPP”)

The Company received Small Business Administration (“SBA”) approval for over 2,100 loans totaling approximately $341,000,000, as of April 29, 2020. Estimated SBA processing fees earned by the Company for these loans is approximately $9.0 million. The final loans funded amount and SBA processing fees earned may be lower than the above amounts as some borrowers may not complete the loan closing process. The Company is largely funding these loans, which have a statutory loan interest rate of 1.00%, using the Federal Reserve Paycheck Protection Program Liquidity Facility, which provides 100% funding at a cost of 0.35%. The Company will aggressively pursue the loan forgiveness feature for PPP loans among its borrowers, but it does expect an artificially inflated balance sheet will continue over the balance of 2020 and into 2021 as PPP borrowers retain some portion of loan balances that are not forgiven. The PPP loans do not count toward bank regulatory ratios, so there is no capital charge for their inclusion on the balance sheet.

COVID-19 Response

The COVID-19 pandemic is having a swift and seismic impact on the economy. Recognizing this impact, the Company quickly pivoted to an aggressive borrower outreach campaign to discuss immediate and foreseeable effects on businesses in its market areas. The significant uncertainty surrounding the duration of shutdowns and a return to normal consumer and business behavior make the ultimate outcomes difficult to predict, but the Company is managing its efforts around a worst-case scenario. The Company has undertaken substantial efforts to reduce noninterest expense levels, including personnel costs. These efforts include reducing headcount, suspending 2020 incentive plans, salary reductions for highly compensated employees, and employee furloughs. The Company is also performing a deep review of market and division line profitability. The Company has currently identified approximately $1,500,000 in annualized noninterest expense savings, and has plans for additional saving enhancements moving forward.

The Company took advantage of the decline in interest rates triggered by COVID-19 to reduce cost of funds and to restructure and extend liability pricing.

Branch operations were redirected to drive-thru and digital channels across the bank in mid-March. Lending focus shifted from loan originations to portfolio maintenance and protection, which includes working with borrowers on loan deferrals (see Asset Quality below).

The Company is evaluating the possible long-term implications of the response to COVID-19 to its operations, and to the financial services industry as a whole. The Company believes that the sudden then sustained shift in the conduct of banking business away from branch locations will accelerate the move to digital channels by users of financial services. The potential direction of this consumer behavior will likely generate a substantive impact on the Company’s strategic planning, and it is reasonable to expect that the value of bricks and mortar locations will likely decline as preferences shift in a world impacted by social distancing.

Asset Quality

Nonperforming loans and loans 90 days or more past due totaled $5,121,000 at March 31, 2020, a decrease of $38,000, or 0.74%, from December 31, 2019 and $448,000, or 8.04%, from March 31, 2019. The Company’s provision for loan losses amounted to $575 thousand for the first quarter of 2020, compared to $277 thousand in the fourth quarter of 2019 and $295 thousand in the first quarter of 2019.

The Company approved 59 loan deferrals for a total of $13,471,000, or 2.01% of the held-for-investment loan portfolio, as of March 31, 2020. The deferrals were granted for periods up to six months depending on the industry in which the borrower operates and the borrower’s specific needs. The Company stays in continuous contact with deferred borrowers and will reevaluate the risk rating, nonaccrual, and potential impairment status of these loans consistently during the deferral period.

The economic fallout from COVID-19 is materially impacting all parts of the economy. The hospitality and restaurant industries are being particularly impacted by significant decreases in consumer usage and shutdowns at most hotels and restrictions for dining in all restaurants in the Company’s footprint as a result of social distancing. The information below provides the Company’s exposure to these industries, utilizing the Company’s NAICS coding on its loan accounting system as of April 20, 2020:

Industry by NAICS Code	Number of Borrowers	Total Loan Balance
Hotels and Motels	15	$13,403,144
Bed & Breakfasts	4	2,670,167
All Other Traveler Accommodations	4	3,330,022
Food Service Contractors	1	1,468,043
Full-Service Restaurants	15	5,058,068
Limited-Service Restaurants	7	2,579,146

TOTAL	46	$28,508,590

Balance Sheet

The Company had total assets of $1,027,605,000 at March 31, 2020, an increase of $66,794,000, or 6.95%, from December 31, 2019 and $452,804,000, or 78.8% from March 31, 2019. The increase from March 31, 2019 is primarily attributable to the acquisition of VCB in the fourth quarter of 2019.

The increase in first quarter 2020 assets is also due in part to the Company’s efforts to obtain additional liquidity in March 2020 as COVID-19 began to unfold and significantly increased market volatility and the probability of a systemic liquidity risk event. The excess liquidity was also accumulated to fund planned PPP loans until additional outlets, if any, were provided by the federal government.

The Company experienced held-for-investment loan growth of $24,101,000 , or 3.73%, in the first quarter of 2020. The available-for-sale loan portfolio grew by $34,373,000, or 61.77%, in the same period. The growth in available-for-sale loans was due to an uptick in volume, created both by market conditions and the addition of the LenderSelect Mortgage Group, and market volatility in March 2020 that disrupted the market and mortgage delivery efforts to investors.

Income Statement

Net Interest Income

Net interest income was approximately $8,023,000 for the quarter ended March 31, 2020, compared to $4,849,000 for the same period in 2019. Approximately $2,700,000 of this increase is attributable to the addition of VCB’s portfolio, with the remaining difference related to the legacy bank. In mid-March, the Company put significant focus into realigning the balance sheet to obtain more favorable long-term pricing as a result of the significant downward rate movements that occurred. As a result of these efforts, the Company began to see improved net interest margin, going from 3.46% as of December 31, 2019 to 3.71% as of March 31, 2020. The full impact of these efforts will be more pronounced in the coming quarters and will continue to be evaluated as balances mature and renew.

Other Income

Other income increased approximately $1,099,000 to $4,998,000 for the quarterly period ended March 31, 2020, compared to $3,899,000 for the same period in 2019. This increase is attributable to increased mortgage volume in the first quarter with the addition of the LenderSelect Mortgage Group and the expansion of the Company’s retail mortgage division. Closed mortgage volume in the first quarter of 2020 was approximately $132.7 million compared to approximately $59.0 million for the same period in 2019. The gain on sale of mortgages was less than anticipated given the increased volume due to a hedging loss related to market conditions, as discussed later in this release.

Other Expense

Other expenses increased $4,488,000, or 65.5%, to $11,338,000 for the quarter ended March 31, 2020, compared to $6,850,000 for the same period in 2019. The majority of this increase relates to salaries and benefits. The addition of the LenderSelect Mortgage Group, expansion of the retail mortgage division, and employees retained in the acquisition of VCB account for the significant increase over prior year first quarter. Occupancy expenses increased $255,000, or 42.4%, compared to first quarter 2019. A majority of the expense in this category relates to lease expense for several branch and mortgage office locations. Growth and expansion have resulted in the need for more leased facilities.

Mortgage Division

The Company’s mortgage division, which consists of its retail and wholesale mortgage efforts, recorded a $704,000 loss in the first quarter of 2020. The primary driver of this loss was a significant fair value loss in March created by historic levels of volatility in mortgage markets. The Company recorded a pre-tax loss of $1,706,000 on its hedge accounting in the first quarter. The effects of the market volatility waned in April, and as a result the Company anticipates a recovery of most of this noncash hedge valuation loss.

The integration of the LenderSelect Mortgage Group into the Company was effective January 1, 2020, so an additional earnings drag was created as activity ramped up with the transition. Additionally, the retail mortgage team added teams early in the first quarter whose volume took time to increase.

The Company is generating its highest mortgage volume ever, allowing it to deal directly with federal agency cash windows beginning in April 2020. Transacting with the cash window should allow the Company to consistently capture meaningful additional margin on its loan volume.

Lastly, the Company made the strategic decision to selectively retain servicing rights beginning in April 2020. The Company expects the retention of servicing rights will support the LenderSelect Mortgage Group’s wholesale mortgage efforts by clients’ members and customers being subjected to reduced cross-selling by other financial institutions. The retention of servicing rights in retail is based on current market valuations for these rights. The Company believes the retention of these rights in the current environment will create meaningful economic returns in the future as markets normalize.

Capital and Dividends

The Company continually monitors its capital position, and is particularly focused on the potential impact that the fallout from COVID-19 will have on its capital position. The Company remains confident in its ability to maintain capital levels at amounts required for regulatory purposes and for the payment of its common stock dividend, but the ability to maintain its dividend payment remains highly dependent on the depth and breadth of the economic impact of COVID-19. The Company may, depending on conditions, find it necessary to suspend common stock dividends.

Non-GAAP Financial Measures

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures to supplement the evaluation of the Company’s performance. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP measures are included at the end of this release.

Forward-Looking Statements

This release contains forward-looking statements regarding the Company. Forward-looking statements are typically identified by words such as “believe,” “expect”, “anticipate”, “intend”, “target”, “estimate”, “continue”, “positions”, “prospects”, “potential”, “would”, “should”, “could”, “will” or “may”. These statements include, without limitation, the Company’s expectations regarding its future financial performance. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time, and these statements may not be realized. The following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the impact of the ongoing COVID-19 pandemic; (2) the businesses of the Company and/or VCB may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (3) expected revenue synergies and cost savings from the VCB merger may not be fully realized or realized within the expected timeframe; (4) revenues following the VCB merger may be lower than expected; (5) customer and employee relationships and business operations may be disrupted by the VCB merger; (6) changes in interest rates, general economic conditions, legislation and regulation, and monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury, Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System; (7) the quality and composition of the loan and securities portfolios, demand for loan products, deposit flows, competition, and demand for financial services in the Company’s market areas; (8) the implementation of new technologies, and the ability to develop and maintain secure and reliable electronic systems; (9) accounting principles, policies, and guidelines; and (10) other risk factors detailed from time to time in filings made by the Company with the Securities and Exchange Commission (“SEC”) and available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

Blue Ridge Bankshares, Inc.

Consolidated Balance Sheets

	(Unaudited)	(Audited)	(Unaudited)
	March 31,	December 31,	March 31,
	2020	2019	2019
ASSETS
Cash and due from banks	$67,158,018	$60,026,071	$16,518,062
Federal funds sold	164,000	480,000	3,239,000
Investment securities
Securities available for sale (at fair value)	98,931,747	108,571,161	37,418,813
Securities held to maturity	11,218,518	12,192,139	15,533,016
Restricted investments	10,103,984	8,133,519	5,118,211

Total Investment Securities	120,254,249	128,896,819	58,070,040
Loans held for sale	90,019,366	55,646,215	35,610,217
Loans held for investment	670,935,158	646,833,864	431,087,054
Allowance for loan losses	(4,896,956)	(4,572,371)	(3,744,177)

Net Loans Held for Investment	666,038,202	642,261,493	427,342,877
Bank premises and equipment, net	14,262,805	13,650,556	3,383,427
Bank owned life insurance	14,826,967	14,734,261	9,110,310
Goodwill	19,892,331	19,914,942	3,306,664
Other intangible assets	—	—	—
Other assets	34,988,872	25,200,948	18,220,352

Total Assets	$1,027,604,810	$960,811,305	$574,800,949

LIABILITIES
Demand deposits
Noninterest bearing	$178,481,693	$177,819,205	$83,543,392
Interest bearing	262,721,061	220,776,065	129,801,274
Savings deposits	65,230,117	62,479,898	28,744,545
Time deposits	262,726,987	260,954,991	182,433,551

Total Deposits	769,159,858	722,030,159	424,522,762
Other borrowed funds	140,900,000	124,800,000	67,800,000
Subordinated debt, net of issuance costs	9,808,904	9,800,434	9,775,024
Other liabilities	17,461,929	11,843,037	10,036,153

Total liabilities	937,330,691	868,473,630	512,133,939

STOCKHOLDERS’ EQUITY
Common stock, no par value, authorized—10,000,000 shares; outstanding—5,660,985 shares at 3/31/20, 5,658,585 shares at 12/31/19, and $4,329,616 at 3/31/19)	66,283,217	66,204,739	38,647,528
Contributed equity	251,543	251,543	251,543
Retained earnings	26,259,793	25,428,056	23,983,867
Accumulated other comprehensive income	(2,754,227)	229,051	(437,081)

Total Stockholders’ Equity	90,040,326	92,113,389	62,445,857

Noncontrolling interest	233,793	224,286	221,153

Total Equity	90,274,119	92,337,675	62,667,010

Total Liabilities and Equity	$1,027,604,810	$960,811,305	$574,800,949

Blue Ridge Bankshares, Inc.

Consolidated Statements of Income

	(Unaudited)	(Unaudited)
	Three Months	Three Months
	Ended March 31, 2020	Ended March 31, 2019
INTEREST INCOME
Interest and fees on loans held for investment	$9,105,158	$5,832,456
Interest and fees on loans held for sale	438,726	282,285
Interest on federal funds sold	1,609	1,138
Interest and dividends on taxable investment securities	829,301	490,847
Interest and dividends on nontaxable investment securities	48,084	64,338

Total Interest Income	10,422,878	6,671,064

INTEREST EXPENSE
Interest on savings and interest bearing demand deposits	489,922	349,811
Interest on time deposits	1,235,236	835,835
Interest on borrowed funds	674,676	636,852

Total Interest Expense	2,399,834	1,822,498

Net Interest Income	8,023,044	4,848,566

PROVISION FOR LOAN LOSSES	575,000	295,000

Net Interest Income after Provision for Loan Losses	7,448,044	4,553,566
OTHER INCOME
Service charges on deposit accounts	271,516	134,115
Earnings on investment in life insurance	92,707	55,416
Mortgage brokerage income	819,895	1,124,654
Gain on sale of mortgages	3,040,622	1,966,754
Gain (loss) on disposal of assets	(3,554)	2,474
Gain (loss) on sale of securities	—	—
Gain (loss) on sale of OREO	—	(29,736)
Gain on sale of guaranteed USDA loans	20,229	—
Small business investment company fund income	—	10,414
Other noninterest income	756,673	635,380

Total Other Income	4,998,088	3,899,471

OTHER EXPENSES
Salaries and employee benefits	7,340,741	4,245,864
Occupancy and equipment expenses	856,421	601,624
Data processing	466,376	349,790
Legal and other professional fees	197,987	45,271
Advertising expense	224,142	195,240
Communications	134,893	110,222
Debit card expenses	157,757	81,984
Directors fees	66,300	53,150
Audits and examinations	42,673	36,385
FDIC insurance expense	150,388	75,000
Other contractual services	175,250	75,186
Other taxes and assessments	223,718	156,063
Other noninterest expense	1,301,015	823,761

Total Other Expenses	11,337,661	6,849,540

Income before Income Taxes	1,108,471	1,603,497
INCOME TAX EXPENSE	267,228	321,827

Net Income	841,243	1,281,670
Net Income attributable to noncontrolling interest	(9,506)	(13,108)

Net Income attributable to Blue Ridge Bankshares, Inc.	$831,737	$1,268,562
Net Income Available to Common Stockholders	$831,737	$1,268,562

Earnings per Share	$0.15	$0.38

Weighted Average Shares Outstanding	5,664,387	3,307,400

Blue Ridge Bankshares, Inc.

Five Quarter Summary of Selected Financial Highlights

	Three Months Ended
(Dollars and shares in thousands, except per share data)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
Income Statement Data:
Interest and Dividend Income	$10,423	$8,457	$8,118	$7,641	$6,671
Interest Expense	2,400	2,577	2,682	2,438	1,822

Net Interest Income	8,023	5,880	5,436	5,203	4,849
Provision for Loan Losses	575	277	570	600	295

Net Interest Income After Provision for Loan Losses	7,448	5,603	4,866	4,603	4,554
Noninterest Income	4,998	4,541	4,973	5,383	3,900
Noninterest Expenses	11,338	9,628	8,206	8,162	6,850

Income before income taxes	1,108	516	1,633	1,824	1,604
Income tax expense (benefit)	267	(17)	380	288	322

Net income	841	533	1,253	1,536	1,282
Net income attributable to noncontrolling interest	(9)	(3)	(3)	(5)	(13)

Net income attributable to Blue Ridge Bankshares, Inc.	$832	$530	$1,250	$1,531	$1,269

Per Common Share Data:
Net income-basic	$0.15	$0.10	$0.28	$0.35	$0.37
Net income-diluted	0.15	0.10	0.28	0.35	0.37
Dividends declared	0.1425	0.1425	0.1425	0.1425	0.1425
Book value per common share	15.95	16.32	15.09	14.82	14.47
Tangible book value per common share	11.80	12.14	14.00	13.71	13.34
Balance Sheet Data:
Assets	$1,027,605	$960,811	$736,238	$721,784	$574,801
Loans held for investment	670,935	646,834	460,878	452,229	431,087
Loans held for sale	90,019	55,646	80,255	61,976	35,610
Securities	120,254	128,897	142,712	153,764	58,070
Deposits	769,160	722,030	520,280	498,982	424,523
Subordinated Debt, net	9,809	9,800	9,792	9,783	9,775
Other borrowed funds	140,900	124,800	129,600	138,200	67,800
Total equity	90,274	92,338	65,597	64,134	62,667
Average common shares outstanding—basic	5,664	4,588	4,347	4,329	3,307
Average common shares outstanding—diluted	5,664	4,588	4,347	4,329	3,307
Financial Ratios:
Return on average assets	0.34%	0.25%	0.69%	0.95%	0.92%
Return on average equity	3.68%	2.61%	7.73%	9.69%	10.03%
Total loan to deposit ratio	98.93%	97.29%	104.01%	103.05%	109.93%
Held for investment loan to deposit ratio	87.23%	89.59%	88.58%	90.63%	101.55%
Net interest margin	3.71%	3.46%	3.16%	3.35%	3.70%
Cost of deposits	0.95%	1.29%	1.35%	1.35%	1.17%
Efficiency ratio	91.10%	94.91%	83.40%	81.73%	81.03%
Capital and Credit Quality Ratios:
Average Equity to Average Assets	9.18%	9.31%	8.90%	9.78%	9.18%
Allowance for loan losses to loans held for investment	0.73%	0.71%	0.96%	0.90%	0.87%
Nonperforming loans to total assets	0.50%	0.54%	0.78%	0.74%	0.97%
Nonperforming assets to total assets	0.50%	0.54%	0.78%	0.77%	0.98%
Net charge-offs to total loans held for investment	0.04%	0.02%	0.05%	0.06%	0.03%

Reconciliation of Non-GAAP Disclosures (Unaudited):
Tangible Common Equity:
Common equity (GAAP)	$90,274	$92,338	$65,597	$64,134	$62,667
Less: Goodwill and amortizable intangibles	(23,456)	(23,633)	(4,722)	(4,792)	(4,905)

Tangible common equity (Non-GAAP)	$66,818	$68,705	$60,875	$59,342	$57,762
Total shares outstanding	5,661	5,659	4,347	4,329	4,330
Book Value per Share (GAAP)	$15.95	$16.32	$15.09	$14.82	$14.47
Tangible Book Value per Share (Non-GAAP)	$11.80	$12.14	$14.00	$13.71	$13.34